Exhibit 10.1

Quantum Corporation
224 Airport Parkway Suite 550
San Jose, CA 95110-1382
USA +1 [408] 944-4000
www.quantum.com

January 14, 2019

Elizabeth King
766 Batista Drive
San Jose, California 95136

Dear Elizabeth,

I am pleased to confirm our offer to you to join Quantum in the position of Chief Revenue Officer reporting to Jamie Lerner. Your start date will be February 18th, with your office located in our San Jose, CA location.

You will have a total on target earnings (OTE) of $800,000 with 47.5% paid on base salary in the amount of $380,000 divided equally by 26 pay periods, at $14,615.38 per pay period. You will receive an annual sales incentive target equal to 52.5% of your OTE or $420,000. Your commissions will be paid monthly, and a formal document with your assigned quota will follow your start date.

The Company will recommend to the Leadership and Compensation Committee (LCC) of the Board of Directors that a total of 150,000 Restricted Stock Units (RSUs) and 150,000 Performance Stock Units (PSUs) be granted to you. Subject to approval by the LCC, your RSU Grant and PSU Grant will be made effective as of the first business day on which the Company becomes current with respect to its filings under the Securities Exchange Act of 1934, as amended, and is then-listed on a national securities exchange (the Exchange), unless the LCC elects in its sole discretion and in accordance with applicable law, to make the RSU Grant and PSU Grant effective as of an earlier date (the Grant Date). The RSUs will be scheduled to vest 33% on each anniversary of the Grant Date and will become fully vested three (3) years from the Grant Date subject to your continued employment.

The PSUs will be eligible to vest based on performance metrics based on the achievement of specified levels of the average closing prices of a Share on the Exchange as quoted in the Wall Street Journal during any sixty (60) day trading period (the 60-Day Average Price) occurring during the time frames specified below, subject to the LCC’s certification of the performance criteria which must occur within 10 calendar days of satisfying the applicable price targets, subject to your continued service with the Company through the later of the achievement date and the vest date as follows:

•
50,000 Shares will be earned, if, at any time between February 1, 2019 and May 31, 2022, the 60-Day Average Price is at least $4.00 and will vest upon the later of the LCC certification and May 31, 2019.

•
An additional 50,000 Shares will be earned, if, at any time between February 1, 2019 and May 31, 2022, the 60-Day Average Price is at least $5.00 and will vest upon the later of the LCC certification and May 31, 2020.

•
An additional 50,000 Shares will be earned, if, at any time between February 1, 2019 and May 31, 2022, the 60-Day Average Price is at least $6.00 and will vest upon the later of the LCC certification and May 31, 2021.

•	Notwithstanding the foregoing, to the extent required by the terms of the applicable stock plan, the PSU Shares will not vest earlier than the first anniversary of the Grant Date

Subject to LCC approval, your stock information will be transferred to E*Trade, the Company’s online equity broker. You will receive information from E*Trade on how to setup your account and accept your grants. Should you voluntarily terminate your employment with Quantum, any unvested equity will be forfeited.

As Quantum’s Chief Revenue Officer, you will be eligible to participate in Quantum’s Change of Control Program. That agreement will be provided to you during your orientation which will be scheduled during your first week at Quantum. In addition, in the event that (a) you incur an Involuntary Termination other than for Cause (and other than due to your death or Disability, as such terms are defined in your Change of Control Agreement), and (b) the termination of your employment with the Company occurs outside of the Change of Control Period, as defined in the Change of Control Agreement, the Company will provide to you the following severance payments and benefits (the Severance):

(i) a lump sum cash payment equal to six (6) months of your then-annual base salary,

(ii) if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) within the time period prescribed by COBRA for you and your eligible dependents (if any), monthly reimbursements from the Company for COBRA premiums for continued coverage under the Company’s group health plans for you and your eligible dependents, if any, in which you (and your eligible dependents, if any) participated on the day immediately before the date of termination of your employment with the Company through the earlier of (A) six (6) months after the date of termination of your employment with the Company, or (B) the date you (and your eligible dependents, if any) no longer are eligible to receive continuation coverage pursuant to COBRA (the COBRA Benefits). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA Benefits, the Company will provide to you a taxable monthly payment, during the six (6) months after the termination of your employment with the Company, in a monthly amount equal to the monthly COBRA premium that you would be required to pay to continue coverage under the Company’s group health plans for you and your eligible dependents (if any) in effect on the day immediately before the date of termination of your employment with the Company (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage; and

(iii) in the event the Involuntary Termination contemplated by this paragraph occurs on or before February 1, 2020, six (6) months of accelerated vesting for your outstanding RSUs; provided that, if the Involuntary Termination occurs prior to the Grant Date, then in lieu of the accelerated vesting contemplated above, the Company will provide you with a cash payment equal to the number of shares that would have vested multiplied by the closing price of a Share on the date of the Involuntary Termination.

The Severance is subject to your entering into and not revoking a release of claims, in substantially the form attached to your Change of Control Agreement (and with such revisions thereto as may be made in accordance with the Change of Control Agreement), in favor of the Company (the Release), within the period required by the Release but in no event later than sixty (60) days following the date of termination of your employment with the Company, inclusive of any revocation period set forth in the Release. Any salary Severance due to you under clause (i) above will be paid on the sixty first (61st) day following the date of termination of your employment with the Company, or such later date required by applicable law, including Section 409A of the Code (as defined below.)

For the avoidance of doubt, if the termination of your employment with the Company occurs on a date during the Change of Control Period, then the terms of the Change of Control Agreement will govern the payment of any severance benefits to you and no Severance will be payable to you. Any Severance under this offer letter also will be subject to the provisions set forth in the section of the Change of Control Agreement titled Limitation on Payments relating to Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder (the Code). Further, the provisions set forth in section of the Change of Control Agreement titled Offset will be deemed to apply to your Severance.

Quantum’s flexible benefit program provides a full range of benefits for you and your qualified dependents. Additionally, you will be eligible to participate in Quantum’s Deferred Compensation Program. A benefit overview packet will be mailed immediately upon your acceptance and you will receive a detailed review of our benefits program during your orientation. Information relating to the Deferred Compensation program will be sent to you within 30 days of your hire date. Your orientation will be scheduled with a representative of HR and will occur shortly after your hire date.

During your employment with Quantum you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, this offer is conditioned on your execution and delivery to Quantum of its Proprietary Information and Inventions Agreement. You will receive these documents as part of a separate mailing that will also include your orientation packet. You are requested to bring the required documents with you on your first day.

To comply with government mandated confirmation of employment eligibility, please complete the Lists of Acceptable Documents as approved by the United States Department of Justice for establishing identity and employment eligibility - the I-9 process - which will be mailed to you with your benefits information. Please bring these documents to your orientation.

To confirm your acceptance of our offer, please sign a copy of this letter electronically through Adobe EchoSign, our electronic signature service partner. Once signed, you will receive a copy of this letter for records and the offer will be sent directly to DawnAnn Wilmot in recruiting. If you have questions about your offer or onboarding process prior to your start date, you may reach DawnAnn via email at DawnAnn.Wilmot@Quantum.com or directly at 719.208.2540. This offer is contingent upon successful completion of security background verification.

This offer supersedes any and all other written or verbal offers. Employment at Quantum is at will - either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from Quantum give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with Quantum.
Elizabeth, we look forward to your start date and having you join the Quantum team.

Sincerely,

Jamie Girouard
Vice President Human Resources

ACCEPTANCE
I accept this offer of employment and acknowledge that my employment with Quantum will be on an at-will basis.

/s/ Elizabeth King
Elizabeth P King (Jan 15, 2019)

Quantum Corporation
224 Airport Parkway Suite 550
San Jose, CA 95110-1382
USA +1 [408] 944-4000
www.quantum.com

March 27, 2019

Elizabeth King
766 Batista Drive
San Jose, California 95136

Dear Liz,

This amendment to your offer letter dated January 14, 2019, corrects an inadvertent clerical error with respect to the vesting commencement date of your RSU grants.

Your original offer letter stated that vesting of your RSU shares will commence on the grant date. Although the Company will not be able to formally complete your equity grant until our SEC filings are current, the Board’s Leadership and Compensation Committee intends to approve the promise of a future grant on or about April 1, 2019. Because of the uncertainty of the date on which the grant will become effective - we expect that date to be some time later this year - we intended for your equity vesting to begin on the first date you began work at Quantum, which was March 4, 2019. Accordingly, we are modifying your offer letter to clarify that your vesting commencement date is April 1, 2019.

Please sign below to confirm that you agree to this modification of your offer letter. Thank you for your understanding as we work through this modification.

Sincerely,

Jamie Girouard
Vice President Human Resources

Acknowledged and agreed
/s/ Elizabeth King
Elizabeth P King (March 26, 2019)